Exhibit 7.3 - Calculation of Bank of Portugal Consolidated Solvency Ratio

                                                                      CONSOLIDATED
                                                    -------------------------------------------------
                                                     12/31/2002         12/31/2001         12/31/2000
                                                    -----------        -----------        -----------
1. TIER I CAPITAL

      Capital                                           529,138            525,000            523,738
      Reserves (including undivided profit)            (490,326)          (700,197)          (737,813)
      Issue Premium                                   1,193,363          1,174,331          1,212,080
      Minority Interests                                 53,720             12,707             54,735
      Minority Interests- Preference shares             254,129            316,692            300,027
      Negative differences in consolidation                 298                298                298
      Other                                             126,571            145,885            149,888
                                                    -----------        -----------        -----------
                                                      1,666,893          1,474,716          1,502,953

   Deductions
      Intangible Assets and Deferred Costs (1)         (140,226)           (50,231)           (70,498)
      Other                                                  --                 --                 --
                                                    -----------        -----------        -----------
            Eligible Tier I Capital                   1,526,667          1,424,485          1,432,455

2. TIER II CAPITAL

      Subordinated Debt (2)                             573,342            631,060            369,098
      Reavaluation Reserves                              42,577             42,577             42,577
                                                    -----------        -----------        -----------
                                                        615,919            673,637            411,675

3. DEDUCTIONS

      Shareholdings over 10%                                 --            (14,241)            (1,563)
      Other                                              (6,922)            (6,196)            (6,668)
                                                    -----------        -----------        -----------
                                                         (6,922)           (20,437)            (8,231)
                                                    -----------        -----------        -----------

4. ELIGIBLE CAPITAL = 1 + 2 - 3                       2,135,664          2,077,685          1,835,899

5. TOTAL RISK-WEIGHTED ASSETS                        18,424,022         17,640,442         16,086,112
   Solvency Ratio (=4/5)                                  11.59%             11.78%             11.41%
  (1/5)                                                    8.29%              8.08%              8.90%

----------
(1) Improvements to leased property,public campaigns,and extraordinary contributions to the Pension Fund

(2) Subordinated bonds and Participation certificates, limited to 50% of Elegible Tier I Capital


                                      199